As filed with the Securities and Exchange Commission on May 21, 2021

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MACY’S, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		13-3324058 (I.R.S. Employer Identification No.)
151 West 34th Street New York, New York 10001 (Address, including zip code, of principal executive offices)

MACY’S, INC. 2021 EQUITY AND
INCENTIVE COMPENSATION PLAN
(Full title of the plan)

Elisa D. Garcia, Esq.
Chief Legal Officer and Secretary
Macy’s, Inc.
151 West 34th Street

New York, New York  10001
(212) 494-1621
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the
Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $.01 per share	25,800,000 shares	$18.37	$473,946,000	$51,707.51
Predecessor Plan Shares (2)	1,873,301 shares	$18.37	$34,412,539	$3,754.41
Total	27,673,301 shares	$18.37	$508,358,539	$55,461.92

(1)  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”), of Macy’s, Inc. (the “Registrant”) which may become issuable pursuant to the antidilution provisions of the Registrant’s 2021 Equity and Incentive Compensation Plan (the “2021 Plan”).

(2)  This Registration Statement covers 25,800,000 shares of Common Stock, not previously registered, issuable under the 2021 Plan.  In addition, the number of shares available for issuance under the 2021 Plan may be increased from time to time by shares of Common Stock subject to outstanding awards under the Registrant’s 2018 Equity and Incentive Compensation Plan (the “2018 Plan”) and the Amended and Restated 2009 Omnibus Incentive Compensation Plan (the “2009 Plan” and, together with the 2018 Plan, the “Predecessor Plans”) that are forfeited, cancelled, expire, settled for cash (in whole or in part) or unearned (in whole or in part), as applicable, after January 30, 2021.  This Registration Statement also covers 1,873,301 shares of Common Stock that were subject to such outstanding awards under the Predecessor Plans, but that are now available for issuance under the 2021 Plan because such awards were forfeited, cancelled, expired, settled for cash (in whole or in part) or unearned (in whole or in part) after January 30, 2021 (the “Predecessor Plan Shares”).  The Predecessor Plan Shares were registered on Registration Statements on Form S-8 filed with the Securities and Exchange Commission (Registration Nos. 333-225210 (2018 Plan); and 333-160564 (2009 Plan)).   Concurrently with the filing of this Registration Statement, the Registrant has filed post-effective amendments to the Registration Statements for the Predecessor Plans deregistering the Predecessor Plan Shares which are being carried forward under this Registration Statement.  The post-effective amendments to the Registration Statements for the Predecessor Plans also deregister the shares of Common Stock under the Predecessor Plans that have been available for grant but have not been granted as of the date of this Registration Statement.

(3)  Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on May 20, 2021, a date within five business days prior to filing.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which the Registrant has filed with the Commission, are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021, filed on March 29, 2021.

(b) The Registrant’s Current Reports on Form 8-K filed on: February 26, 2021; March 2, 2021; March 2, 2021; March 3, 2021; March 17, 2021; and March 25, 2021.

(c)

The description of the Registrant’s Common Stock contained in a Registration Statement on Form 8-A (File No. 001-13536), filed on December 12, 1994 and any subsequent amendment(s) or report(s) filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the Registrant’s Common Stock being registered hereunder has been passed upon by Elisa D. Garcia, Chief Legal Officer of the Registrant.  As of the date of the filing of this Registration Statement, Ms. Garcia held 26,599 shares of Common Stock, vested options to purchase 252,848 shares and unvested options to purchase 62,670 shares of Common Stock, and 163,214 unvested time-based restricted stock units.

Item 6. Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation and by-laws provide that the Registrant shall indemnify its officers and directors to the full extent permitted by the Delaware General Corporation Law or any other applicable law. Section 145 of the Delaware General Corporation Law provides, in general, that each director and officer of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she has been adjudged to be liable to the corporation unless a court determines otherwise.

The Registrant maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-13536) filed on May 18, 2010).

4.2

Article Seventh of the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-13536) filed on May 24, 2011).

4.3	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-13536) filed on March 25, 2021).

5.1	Opinion of Counsel

23.1	Consent of KPMG LLP

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 21st day of May, 2021.

MACY’S, INC.

By: /s/Elisa D. Garcia
Elisa D. Garcia
Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Jeff Gennette	Chairman of the Board, Chief Executive Officer ) and Director (principal executive officer)

* Adrian V. Mitchell	Executive Vice President and Chief Financial ) Officer (principal financial officer)

* Paul Griscom	Senior Vice President and Controller ) (principal accounting officer)

* Francis S. Blake	Director )

* Torrence N. Boone	Director )

* John A. Bryant	Director )	May 21, 2021
___
* Deirdre P. Connelly	Director )

* Leslie D. Hale	Director )

* William H. Lenehan	Director )

* Sara Levinson	Director )

* Paul C. Varga	Director )

* Marna C. Whittington	Director )
*

The undersigned, by signing her name hereto, does sign and execute this Registration Statement pursuant to Powers of Attorney executed by the above-named persons and filed with the Securities and Exchange Commission.

Dated: May 21, 2021	By: /s/ Elisa D. Garcia
Elisa D. Garcia
Attorney-in-Fact

.